UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 24, 2006
MFC Development Corp.
(Exact name of registrant as specified in its charter)
Delaware	000-31667	13-3579974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
271 North Ave. - Suite 520 - New Rochelle, NY 10801
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  (914) 636 - 3432

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Statements in this Current Report on Form 8-K (including the exhibit) that are not purely historical facts, including statements regarding MFC Development Corp.'s beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render MFC Development Corp.’s products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause MFC Development Corp.'s actual results to differ from management's current expectations are contained in MFC Development Corp.'s filings with the Securities and Exchange Commission. MFC Development Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this filing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 24, 2006, MFC Development Corp. ("MFC" or the "Registrant"), appointed Alan Gerson, age 59, to the Board of Directors. Mr. Gerson is also the President and Chief Operating Officer of MFC. There are no family relationships between Alan Gerson and any director or executive officer of the Registrant.

The business experience of Mr. Gerson follows:

Alan Gerson's career spans broadcast and cable television, home shopping, electronic commerce, live event marketing and the Internet. He has been an innovator in the conceptualization and implementation of interactive marketing and promotional concepts in the broadcast, cable and Internet media. Mr. Gerson was a longtime senior executive at NBC, Inc. where he was responsible for standards and practices, Interactive programming and promotions and TV network business development, as well as acting as counsel for NBC Network Sales, Advertising & Promotion and Political Broadcast departments. He left NBC in 1991 to become the Executive Vice President of the Home Shopping Network ("HSN"), and President of its Diversified Marketing and Media Services Division. At HSN, he was responsible for Marketing, Cable and Broadcast Affiliations, Business Development and HSN's broadcast networks, and built and directly managed an affiliate marketing sales force as well as sales teams selling HSN infrastructure services to third parties. After leaving HSN in 1994, following its sale to Liberty Media, he formed a personal consulting company, Gerson & Associates, and represented several clients in the transactional and direct marketing projects, including Apple Computer and Home Order Television, GmbH, the first German Home Shopping Network, and Ticketmaster Corp.

In

1995, he joined Ticketmaster Corp. as Senior Vice President of Television and Business Development where he also oversaw Ticketmasters' direct marketing division and the launch of the original Ticketmaster Online store.
Through his consulting company, Gerson & Associates, Mr. Gerson has been a media and marketing consultant representing such clients as Apple Computer, Home Order Television GmbH, Transactional Media Consultants, Ticketmaster Corp., Times-Mirror Companies, and Softbank Interactive Marketing, Inc. Mr. Gerson also served, under an executive consulting agreement, as the President and CEO of WorldSite Networks, Inc., a business-to-business Internet services provider, where his responsibilities included sale and marketing of the Company's products and services. Mr. Gerson, was also a founding principal of Interactive Marketing Inc/Digitrends a leading interactive marketing, consulting, event and publishing company. After selling his interest in IMI/Digitrends at the end of 2000, Mr. Gerson re-opened Gerson & Associates, his strategic marketing and consulting company, specializing in innovative media, programming, promotional, direct marketing and interactive marketing strategies.
In October 2001, Mr. Gerson became a founding partner in iMedia Communications, Inc., an event and trade publishing company serving the interactive advertising and media industries, as well as providing client specific online and in-person content presentations and training through its iMedia Learning subsidiary.
In December of 2001, Mr. Gerson agreed to serve as President and COO of Ronco Inventions, LLC, a leading television direct response marketing company. At Ronco, he was responsible for all aspects of the company's operations, including media buying, call center and customer service operations, warehousing and fulfillment, finance and wholesale marketing and distribution of Company products. Mr. Gerson held the position of President of Ronco Inventions and related companies, until resigning in mid 2003 to devote his attention to his entrepreneurial interest in iMedia Communications. Mr. Gerson devoted his energies to business development at iMedia Communications, Inc, until after he and his partners sold their interests to dmg world media in the fall of 2005.
Thereafter, Gerson resumed his consulting practice, where he specialized in representing companies in the media, technology, direct marketing and infomercial industries, as well as developing entrepreneurial projects involving digital video and online shopping.
Mr. Gerson has a J.D. from Fordham University School of Law, and a B.A. from the State University of New York, College at
Plattsburgh
. He was a former member of both the Broadcast Council of the Direct Marketing Association as well as the membership committee of the Electronic Retailing Association. Currently, he is on the Board of Directors of the CHIME Institute, a non-profit organization which operates four educational programs, including two Los Angeles Charter Schools, dedicated to inclusive education, where typically developing and special needs children are educated together in the same classrooms.

Exhibits
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2006	By:	/s/ Victor Brodsky
Victor Brodsky Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)